Exhibit 10.42

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this [xx] day of December 2021 (the “Effective Date”), between SUE SMITH, whose principal residence is located at [***](the “Employee”), and Y-MABS THERAPEUTICS, INC., with its principal place of business located at 230 Park Avenue, Suite 3350, New York, New York 10169 (the “Company”) (the Employee and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Employee has experience with respect to the business to be conducted by the Company and is willing to enter into the employ of the Company in accordance with the provisions hereinafter set forth; and

WHEREAS, the Company desires to employ the Employee in accordance with such provisions;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Parties agree as follows:

1.PURPOSE. The Company desires to avail itself of the services of the Employee as its Senior Vice President - Chief Commercial Officer, and the Employee desires to provide such services in accordance with the terms of this Agreement. The Parties agree that the duties and obligations expected of the Employee and of the Company are as set forth in this Agreement.
2.COMMENCEMENT DATE AND TERM. The term (the “Term”) of this Agreement and the Employee’s employment relationship with the Company shall commence on January 1st, 2022 (the “Commencement Date”) and shall continue for one (1) year from the Commencement Date (the “Initial Term”), unless terminated sooner as provided by this Agreement. The Term shall automatically renew for successive periods of one (1) year each (each, a “Renewal Term”), unless either Party gives to the other written notice of such Party’s intent not to renew at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.
3.	COMPENSATION.
A.Salary. During the Term, the Company shall pay or cause to be paid to the Employee, a base salary of USD $400,000 per annum or such greater amount as may from time to time be determined by the Company (the “Base Salary”). The Base Salary shall be paid in monthly installments in accordance with the Company’s standard payroll policies. In addition, the Employee shall be eligible to receive an annual bonus of up to 35% of the Base Salary, pending performance and in accordance with the Company’s bonus program for similarly situated employees (the “Bonus”). Such Bonus, if any, is customarily paid by the Company near or at the end of the calendar year or within the first two months of the immediately following calendar year.
B.The Employee will be eligible to receive a one-time, sign-on bonus in the sum of USD $170.000 to be paid with the first payroll following the Commencement Date. The

4.	sign-on bonus paid by the Company shall be subject to all withholdings and deductions as required by law. The sign-on bonus is not part of the Employee’s Base Salary and shall not be included for purposes of calculation of Bonus. The sign-on bonus is contingent upon the Employee’s continued employment and satisfactory performance through the payment date. Should the Employee, within 12 months of the payment, provide notice of termination (unless for Good Reason) or notice of her intent not to renew the Term, or if she receives notice of termination for cause by the Company within 12 months of the payment, she will be required to repay the sign-on bonus (gross amount) to the Company. In the event of litigation concerning failure to repay the sign-on bonus paid, and if the Company is the prevailing party, it shall be entitled to recover all related costs incurred by it, including reasonable attorneys’ Expenses. The Company shall reimburse the Employee, within thirty (30) days of voucher, the amount of all travel, hotel, entertainment, cell phone, parking and other expenses (properly vouched) reasonably incurred by the Employee in furtherance of her duties under this Agreement in accordance with the Company’s standard expense policies.
A.	Benefits.
(1)	Vacation. During the Term, the Employee shall be entitled to five

(5) weeks of paid vacation. The Employee shall only be entitled to carry five (5) Business Days of vacation over to the next calendar year. In no event will Employee’s vacation time exceed thirty Business Days in any one year. For the purposes of this Agreement, the term “Business Day” shall mean any day other than (i) Saturday or Sunday, or (ii) any other day on which banks in the State of New York are permitted or required to be closed.

(2)Holidays. The Employee shall be entitled to all holidays generally provided to other employees of the Company located in the State of New York.
(3)Life Insurance. During the Term, the Company shall, upon proof of insurability, purchase, or cause to be purchased, a policy or policies insuring the life of the Employee payable to the Employee’s designated beneficiary(s) at least equal to that life insurance generally provided to other similarly situated employees of the Company, if any; and provided, further, that the premiums payable for any such life insurance are usual and customary. A description of such insurance benefits, if any, will be set forth in a separate letter from the Company to the Employee notifying the Employee of such insurance coverage.
(4)Medical Insurance. During the Term, the Company shall acquire and pay for, or reimburse the Employee for hospitalization, dental, major medical, or other health insurance for the benefit of the Employee and the Employee’s dependents at least equal to that medical insurance generally provided to other similarly situated employees of the Company, if any; and provided further, that the premiums payable for any such medical insurance are usual and customary. The Employee acknowledges that in accordance with the Company’s insurance plans, the Employee shall not be eligible to be enrolled in the Company healthcare plans, and the Employee’s medical insurance benefits hereunder will not begin, until thirty (30) days following the Commencement Date. The Company agrees to reimburse you your costs of maintaining the Employee’s current medical insurance benefits on unchanged terms, for a period of up two months following the Commencement Date or until such earlier time when the Employee becomes covered by the Company’s insurance plans provided however, that in no event shall the Company’s obligation to reimburse the Employee exceed USD up to $10,000 in total. A description of such insurance benefits, if any, will be set forth in a separate letter from the Company to the Employee notifying the Employee of such insurance coverage.

(5)Sick Leave. During any period in which the Employee is unable to work as a result of personal injury or sickness for an aggregate of at least thirty (30) days in any 365-day period, the Company may appoint an acting Senior Vice President - Chief Commercial Officer to serve for the duration of the Employee’s absence. The Company shall, while such period continues or for one hundred twenty (120) calendar days, whichever is a shorter period, pay to the Employee the Employee’s full Base Salary.
(6)Other Benefits. The Employee shall be entitled to participate in any welfare, equity incentive, pension, retirement or other qualified or non-qualified plans adopted by the Company for the benefit of its employees.
(7)	Stock Options.
(i)The Employee shall be entitled to participate in the Company's 2018 Equity Incentive Plan (the "Plan") related to the issuance of Options (as defined in the Plan) to subscribe to newly issued shares of the Company's common stock, par value of

$0.0001 per share (the "Common Stock"), upon the exercise of the Options (the "Shares"). Subject to the approval of the Company’s Board of Directors, Employee shall be entitled to receive Options to purchase 64,000 shares of the Company's Common Stock. If granted, the Options shall have an initial exercise price equal to the fair market value of the Shares on the date of the grant. All Options, including their vesting schedule, shall be governed by the terms of the Plan in force at the time of the grant. The Company and the Employee shall execute appropriate subscription agreements evidencing such grants, if any. In addition, Employee may be eligible for future grants at the sole discretion of the Board of Directors. The Company may require that continued vesting of Options following a termination of your employment be contingent on you signing general release of claims in a form acceptable to the Company.

(ii)By acceptance hereof, the Employee acknowledges that on or before the date of grant of any Options, Employee will receive of a copy of the Company’s Summary Plan Description (the “Summary”) of the Plan, which includes, among other things, a description of the effect of the termination of the Employee’s employment with the Company on the Employee’s ability to exercise the Options, a summary of the U.S. tax implications and potential investment risks associated with the exercise of the Options and the acquisition of the Shares. The Employee further acknowledges that the Employee is aware of the terms and conditions applicable to the grant and exercise of the Options as set forth in the Summary.
(iii)The Employee acknowledges that the Employee has been informed of, or is otherwise familiar with, the nature and the limitations imposed by the Securities Act of 1933, as amended (the “Act”) and the securities (“Blue Sky”) laws of the State of New York (“New York Law”), concerning the Options and the Shares and agrees to be bound by the restrictions embodied in such laws, and the rules and regulations promulgated thereunder. The Employee hereby represents and warrants to the Company that the Employee is receiving the Optionsor the Shares, for investment and not with a view to the distribution or public offering of the Options or the Shares, or any interest in the Options or the Shares, and no other person has a direct or indirect beneficial interest in the Options or the Shares. Unless the Shares have been registered for resale in accordance with a currently effective registration statement under the Act, the Company may require, as a condition to the delivery of any certificates for Shares , that the Company receive appropriate evidence that the Employee is acquiring the Shares for investment and not with a view to the distribution or public offering of the Shares, or any interest in the Shares, and a representation to the effect that the Employee shall make no sale or other disposition of the Shares unless (i) the Company shall have received an opinion of counsel satisfactory in form and substance to it that the sale or other disposition may be made without registration under the then applicable provisions of the Act and New York Law and the rules and regulations promulgated there under, or (ii) the Shares shall be included in a currently effective registration statement under the Act.

(8)	Taxes.

Any income tax and duly-related consequences for the Employee for the benefits provided in Subsections 3.C (1) – (7) above shall be of no concern to the Company and shall be the sole responsibility of the Employee. Notwithstanding the preceding sentence, or anything to the contrary in this Agreement, this Agreement and all compensation and benefit plans, policies and agreements referenced herein (collectively, "applicable plans"), are intended to comply with Section 409A of the U. S. Internal Revenue Code of 1986, as amended ("Section 409A"), and its corresponding regulations, or an exemption. All payments provided under this Agreement and the applicable plans shall be made or provided in accordance with the requirements of Section 409A to avoid the application of Section 409A to such amounts, whenever possible. All payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under Section 409A. The Company may modify the payments and benefits under this Agreement and the applicable plans at any time solely as necessary to avoid adverse tax consequences under Section 409A.

B.Duties; Responsibilities. During the Term, the Employee shall be the Senior Vice President - Chief Commercial Officer of the Company, shall perform such duties as are normally associated with such position and as the Company may reasonably require, and shall use the Employee's best efforts to carry into effect the directions of the Company's Chief Executive Officer. As the Company's Senior Vice President - Chief Commercial Officer, the Employee will be responsible for overseeing the commercial functions of the Company, including all aspects of the commercialization of the Company's products.
C.Representation. During the Term, the Employee shall well and faithfully serve the Company and use Employee's best efforts to promote the interests of the Company. The Employee shall at all times give the Company the full benefit of the Employee's knowledge, expertise, technical skill and ingenuity in the performance of the Employee's duties and exercise of the Employee's powers and authority of the Employee's position with the Company. In particular, but without limiting the generality thereof, the Employee shall report to and shall give the Company's Chief Executive Officer such information regarding the affairs of the Company as the Company's Chief Executive Officer shall reasonably require and the Employee shall at all times conform to the reasonable instructions or directions of the Company's Chief Executive Officer.

D.	Time Devoted by Employee.
(1)The Employee agrees to devote substantially all the Employee’s time and attention during business hours and such additional time and attention as may reasonably be required to perform the Employee’s duties hereunder. The Employee will not take part directly or indirectly in any activity or conduct which is detrimental to the best interests of the Company or which, in the reasonable judgment of the Company, may interfere with the Employee’s ability to devote adequate time and attention to discharge the Employee’s duties to the full extent required hereunder. The Employee may not without the Company’s prior written consent, whether as principal, partner, agent, shareholder, director, managing director, or otherwise howsoever, undertake any work or duties – salaried or unsalaried – that may be assumed, directly or indirectly, to affect the Employee’s performance as the full-time Senior Vice President - Chief Commercial Officer of the Company or which may have a negative effect on the operations of the Company or its subsidiaries.
(2)The Employee may not during the Employee’s employment with the Company be a shareholder, member, partner, or equity owner of any company, business or enterprise, directly or indirectly, without the written consent of the Company in each case; provided that ordinary capital investments in publicly traded companies in an amount not to exceed five percent (5%) of the capital stock of such a company are not included in this restriction.
(3)The Employee may not have any debts to the Company, except for ordinary advance payments in connection with travels, representation, etc.
(4)The Employee may not seek or accept, from any actual or prospective customer, client, contractor or supplier of the Company or any associated companies, any gift or benefit of more than a trivial nature. In case of doubt, the Employee shall obtain the prior approval of the Company.
(5)Notwithstanding the foregoing provisions, it shall not be a violation of this Agreement for the Employee to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational and non- profit institutions, (c) manage personal investments, or (d) engage in activities permitted by the policies of the Company or as specifically permitted by the Company, so long as such activities do not significantly interfere with the full time performance of the Employee’s responsibilities in accordance with this Agreement.
E.Place of Business. During the Term of this Agreement, the Employee’s place of work shall be the Company’s principal place of business in New York, New York, traveling from time to time as required for the effective execution of her duties hereunder.
F.	E-Mail and Internet.
(1)Any personal information saved, treated or communicated by the Employee by use of the Company’s information and technology systems may be subject to the Company’s review and revision.
(2)The Employee may to a reasonable extent use e-mail and Internet for private purposes, provided this use does not affect the Employee’s performance of her work duties.

(3)The Employee’s use of e-mail and Internet may not offend ordinary ethical standards. The access to the Internet may not be used for visiting homepages of pornographic, political, extremist or discriminating character relating to race, gender, ethnic or social origins. Similarly, the Employee may not use the e-mail system to send material of this kind.
(4)E-mails sent by and to the Employee are considered to be the Company’s property, unless the e-mail is marked “personal,” “private” or the like. All e-mails not provided with the correct address of the Employee’s e-mail account or which are received after closure of the Employee’s e-mail account, are opened by the systems manager. E-mails marked “personal,” “private” or the like are deleted without being opened, unless absolutely required by circumstances.
(5)For the purpose of maintaining information technology safety, prevention of security breaches and improvement of the system, each of the President, the Chief Executive Officer of the Company or any person appointed by the President, the Chief Executive Officer is entitled to open any document as well as any e-mail, including private e-mails and any attached files. Similarly, each of the President, the Chief Executive Officer or any person appointed by the President, or the Chief Executive Officer may review the Employee’s Internet browser. On confirmed suspicion of abuse, each of the President, the Chief Executive Officer or any person appointed by the President, or the Chief Executive Officer is also entitled to review and control the Employee’s use of Internet and e-mail.
(6)By signing this Agreement, the Employee acknowledges having been notified of the above-mentioned e-mail and Internet policy and having accepted the terms and conditions hereof.

I. Personal Data. The Employee agrees that personal data relating to the Employee which has been or is in the future obtained by the Company may be held and processed by the Company either by computer or manually for any purpose relating to the administration, management and operation of the Employee’s employment, or in relation to the Company’s legal obligation or business needs.

5.	Restrictions on the Employee.
A.	Non-Disclosure of Confidential Information; Prohibited Activity
(1)	Employee acknowledges that:
(i)as the Company’s Senior Vice President – Chief Commercial Officer, Employee will occupy a position of trust and confidence with the Company subsequent to the date hereof and will become familiar with the following, any and all of which constitute confidential, proprietary information of the Company (collectively the “Confidential Information”): (i) any and all trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development activities, past current and planned clinical trial programs and results, past current and planned strategic partnerships, past and current patent portfolio, past, current and planned patent applications, past, current and planned manufacturing and distribution methods and processes, past, current and prospective customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), database technologies, systems, structures and architectures and related processes, improvements, devices, discoveries, concepts, methods and information, of the Company and any other information, however documented, of the Company that is a trade secret within the meaning of applicable trade secret laws or constitutes intellectual property of the Company; (ii) any and all information concerning the business and affairs of the Company (which includes, but is not limited to, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing; and (iv) any and all information which the Company may receive from third Parties;

(ii)	the business of the Company is international in scope;
(iii)the products and services of the Company are expected to be marketed throughout the world;
(iv)the provisions of this Sections 4 are reasonable and necessary to protect and preserve the Company's trade secrets and intellectual property, and
(v)the Company would be irreparably damaged if Employee were to breach the covenants set forth in this Section 4.
(2)Employee acknowledges and agrees that all Confidential Information known or obtained by Employee, whether before or after the date hereof, is the property of the Company. Therefore, Employee agrees that the Employee will not, at any time, disclose to any unauthorized person or use for her own account or for the benefit of any third party any Confidential Information, whether Employee has such information in the Employee’s memory or embodied in writing or other physical form, without the Company’s prior written consent, unless and to the extent that the Confidential Information is or becomes part of the public domain through no act or failure to act by the Employee.
(3)As an inducement for the Company to enter into this Agreement and as additional consideration for the compensation to be paid to Employee under this Agreement, Employee agrees that:
(i)During the Term of this Agreement and for a period of twelve (12) months following the effective date of termination as defined in Section 4.A.3(ii) below , Employee shall not engage or participate in any “Prohibited Activity.” As used herein, the term “Prohibited Activity” shall mean any activity in which Employee contributes Employee’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, member, stockholder, director, officer, volunteer, intern or any other similar capacity to an entity engaged in a direct competing business of the

Company or its affiliates. The term “Prohibited Activity” also includes any activity that may require or inevitably requires disclosure of the Company’s trade secrets, intellectual property or any other Confidential Information;

(ii)Because of (a) the difficulty of measuring economic losses to the Company as a result of any breach by Employee of the covenants in this Section 4, and (b) the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Employee agrees that the Company may enforce the provisions of this Agreement by injunctions and restraining orders upon a breach of any of such provisions. The Parties agree that the agreements and covenants of Employee set forth in this Section 4 are a substantial part of the consideration for the compensation to be paid to Employee under the terms of this Agreement. Notwithstanding the forgoing, in the event this Agreement is terminated under Subsections 5.A.(1) or 5.C. herein and the Company elects to enforce the provisions of this Subsection 4.A.(3) prohibiting Employee from engaging in or participating in any Prohibited Activity following such termination, then the Company shall continue to pay Employee's Base Salary until the earlier to occur of the Employee obtaining employment that the Company does not object to as constituting a Prohibited Activity or twelve (12) months following the effective date of termination of Employee's employment relationship with the Company in accordance with the terms of this Agreement. For purposes of this Agreement, "effective date of termination" shall mean the date immediately following the last date of any notice period specified herein;
(iii)In the event of a breach by Employee of any covenant set forth in this Section 4, the term of such covenant will be extended by the period of the duration of such breach;
(iv)The Parties will not, at any time during or after the Term of this Agreement, disparage one another, including but not limited to the Parties’ professionalism, business, current or past business practices or products and product applications, or any of its shareholders, directors, officers, employees, or agents;
(v)Employee shall within ten (10) days after accepting any employment, other than employment with the Company, inform the Company in writing of the identity of any such employer. The Company may serve notice upon each such employer that Employee is bound by this Agreement and furnish each such employer with a copy of this Agreement or relevant portions thereof; and
(vi)Employee acknowledges and agrees that the restrictions set forth in this Section 4 are reasonable and necessary in order to protect the Company’s trade secrets, intellectual property and other Confidential Information.
B.	Inventions; Developed Rights.
(1)The term “Invention” means any invention, discovery, improvement, apparatus, implement, process, compound, composition or formula, whether or not patentable, conceived or reduced to practice, in whole or in part, by the Employee (alone, or jointly with others) during the Term of the Employee’s employment by the Company and for a period of twelve (12) months thereafter which directly or indirectly relates to the business, science, technology or products of the Company or its affiliates or any Confidential Information. The Employee will keep, on behalf of the Company, complete, accurate, and authentic accounts, notes, data, and records (“Records”) of each and every Invention, which Records will, at all times, be the property of the Company. The Employee will comply with the directions of the Company with respect to the manner and form of keeping or surrendering Records and will surrender to the Company all Records at the end of the Term of this Agreement.

(2)Each Invention will be the sole and exclusive property of the Company. The Employee will, at the request of the Company, make application in due form for United States letters patent and foreign letters patent (each, a “Patent”) on any Invention and execute any necessary documents in connection with the Patents. The Employee will assign and transfer to the Company or its designee all right, title, and interest of the Employee in any Patents or Patent applications. The Employee agrees to cooperate with any actions necessary to continue, renew or retain the Patents. The Company will bear the entire expense of applying for and obtaining the Patents.
(3)For a period of twelve (12) months following the termination of this Agreement and the Employee’s employment relationship with the Company, the Employee will not file any applications for Patents on any Invention based on information owned by the Company, other than those filed at the request of and on behalf of the Company.
(4)The Parties further agree that all other discoveries, secret industrial processes, intellectual and industrial property rights – registered as well as un-registered – and know-how (“Developed Rights”) discovered or developed by the Employee during the Term, within the scope of the business of the Company, shall belong to the Company and the Employee shall have no rights in relation thereto except for mandatory rules of law, the operation of which cannot be dispensed with by agreement between the Parties. These include, but are not limited, any rights to Inventions, expression of ideas and improvements of existing technology. Insofar as the rights specified hereinafter are not vested in the Company, by operation of law on the grounds of the employment relationship between the Parties, the Employee covenants to transfer, and to the extent possible hereby transfers, to the Company, or any third party designated by the Company, any such rights of whatever nature. When determining the Employee’s salary package, the above allocation of rights to the Company has been taken into account.
(5)The Company is entitled to use, modify, change, develop, transfer and commercialize any Inventions and Developed Rights in any way.
(6)The Employee must immediately inform the Company in writing of any Inventions or Developed Rights made or discovered by the Employee alone or together with others, during the performance of the Employee’s duties under the employment relationship with the Company (the “Invention Notice”). The Company shall inform the Employee whether the Company wants an Invention or any Developed Rights transferred within one hundred twenty

(120) Business Days of the Company’s receipt of the Invention Notice, if not required earlier by applicable law. When determining the Employee’s salary package, the above allocation, and transfer obligation, of rights to the Company has been taken into account.

(7)	Upon demand by the Company, the Employee shall immediately

provide the Company with all necessary information, and the Employee shall immediately comply with all formalities and render all assistance enabling the Company to obtain, apply for, protect, transfer or commercialize any discovery, Invention, secret industrial process or Developed Rights in any part of the world. All costs related hereto shall be paid by the Company.

(8)The Employee, as a condition of the Employee’s employment by the Company, hereby represents that, to the best of the Employee’s knowledge, there is not as of the date of this Agreement any agreement or obligation outstanding with or to any of the Employee’s former employer(s) or any other party, which would restrict, limit or in any way prohibit all or any portion of the Employee’s work or employment, nor is there in the Employee’s possession any confidential information used by any of the Employee’s former employer(s) or any other party (except as may have been revealed in generally available publications or otherwise made publicly available).
C.	Non-Solicitation of Orders. During the Term, and for a period of twelve

(12) months thereafter, the Employee shall not, whether for the Employee’s own purposes or on behalf of any other person or entity, directly or indirectly, solicit orders for the creation of products similar to the products of the Company or its affiliates from any person or entity, who at any time within the three (3) years prior to the end of the Term was a licensee, collaborator or customer of the Company or any of its affiliates.

D.Non-Solicitation of Employees. During the Term, and for a period of twelve (12) months thereafter, the Employee shall not, directly or indirectly induce or solicit any other employee of the Company or its affiliates to terminate her employment with the Company or such affiliate for the purpose of joining another entity in which the Employee has an interest (whether as an employee, officer, director, partner, member, agent, a five percent (5%) or greater security holder, creditor, consultant, or otherwise).
E.Breach. The Employee acknowledges that in view of the unique quality of the Employee’s services to the Company hereunder and the fact that the Company’s business heavily depends upon its trade secrets, intellectual property and other Confidential Information, the remedies of the Company at law for breach by the Employee of any of the Employee’s covenants set forth in this Section 4 (the “Company’s Protections”) will be inadequate and the Employee agrees that the Company shall be entitled to injunctive relief or a decree of specific performance without the necessity of proving irreparable damages. In the event, pursuant to action of any administrative, judicial or other governmental body having jurisdiction, the operation of any of the Company’s Protections shall be deemed to be unlawful or otherwise unenforceable, then the coverage of such Company’s Protections shall be deemed to be restricted as to duration, geographical scope or otherwise to the extent, and only to the extent, necessary to make such Company’s Protections lawful and enforceable in the particular jurisdiction in which such adjudication is made. Nothing herein stated shall be construed as prohibiting the Parties from pursuing any remedies available to either of them for a breach or threatened breach, including for the recovery of damages. In the event either Party is successful in any suit or proceeding brought or instituted to enforce any of the provisions of this Agreement or on account of any damages sustained by reason of the violation of any of the terms or provisions hereof, the Parties agree the prevailing Party shall be entitled to recover such Party’s reasonable costs and attorneys’ fees incurred in pursuing such action for breach of this Agreement.

6.	Termination.
A.Non-Renewal.The provisions of this Subsection 5.A apply if this Agreement is not renewed pursuant to the provisions of Section 2 above.
(1)If the Company has given notice of non-renewal, then upon the Employee’s “separation from service” with the Company (as such term is defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), the Company shall pay the Employee the Employee’s then existing Base Salary and continue Employee’s benefits enumerated in Subsections 3.C.(3) and 3.C.(4) hereof (to the extent permitted by the Company’s insurance carriers) for a period of twelve (12) months commencing with the day following the effective date of the termination of Employee’s employment relationship with the Company; provided, however that the Company’s obligation to make such severance payments shall be mitigated if, and to the extent, of any earned income and benefits actually received by or for the account of the Employee from any alternative employment during such twelve (12) month period. If the Employee is a “specified employee” (as such term is defined for the purposes of Section 409A of the Code), then no salary continuation payments shall be made under this paragraph until the date that is six (6) months after the Employee’s separation from service, and on such date the Employee shall receive a lump sum payment equal to the amount of salary continuation payments the Employee would have receive during such six (6) month period had she not been a specified employee.
(2)If the Company has given notice of non-renewal, then at the effective date of the termination of Employee’s employment relationship with the Company, all other Company obligations to the Employee as to salary and benefits shall cease.
(3)If the Employee has given notice of non-renewal, all Company obligations to the Employee as to salary and benefits shall cease at the effective date of the termination of Employee’s employment relationship with the Company.

Notwithstanding the foregoing, if this Agreement and the Employee's employment relationship with the Company shall have been terminated by the Company pursuant to Section 5A(1) or (2) above, then, unless waived by the Company, the provisions of Section 4A(3) of this Agreement shall continue to apply.

B.	Termination for Cause by the Company.
(1)This Agreement may be terminated “for cause” by the Company pursuant to the provisions of this Subsection 5.B. If the Board determines that “cause” exists for termination of the Employee’s employment, written notice thereof must be given to the Employee describing the state of affairs or facts deemed by the Board to constitute such cause. The Employee shall have thirty (30) days after receipt of such notice to cure the reason constituting cause and if she does so, this Agreement shall not be terminated for the cause specified in the notice. During such thirty (30) day period, this Agreement shall continue and the Employee shall continue to receive her full Base Salary, expenses and benefits pursuant to this Agreement. If such cause is not cured to the Board’s reasonable satisfaction within such thirty (30) day period, the Employee may then be immediately terminated by the Board.

For purposes of this Agreement, the words “for cause” or “cause” shall be limited to the following actions on the part of the Employee:

(i)Employee is convicted of (or pleads guilty or no contest to) any felony or any crime involving moral turpitude;
(ii)Employee participates in any fraud, act of dishonesty, or act of intentional and willful misconduct against the Company;
(iii)Employee intentionally damages or willfully misappropriates any property of the Company that in any case has a material adverse effect on the Company;
(iv)Employee materially breaches any fiduciary, statutory, or contractual duty Employee owes to the Company (including, but not limited to, any breach of the confidentiality provisions contained in Subsections 4.A.(1) and 4.A.(2) of this Agreement);
(v)Employee regularly and willfully fails to diligently and successfully perform Employee’s assigned duties under this Agreement;
(vi)Employee fails to cooperate with the Company in any investigation or proceeding by any governmental or similar authority or as otherwise authorized by the Board of Directors or a committee thereof; or
(vii)Employee is found liable in an action instituted by the Securities and Exchange Commission ("SEC") or is disqualified by the SEC or the US Food & Drug Administration or the European Medicines Agency, or other regulatory agency from serving in Employee's capacity as the Company's Senior Vice President - Chief Commercial Officer or in any other similar capacity with the Company.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

The duties, powers and authority of the Employee may also be suspended by the Board for a reasonable period of time, but with a continuation of the Employee’s full Base Salary, expenses and benefits pursuant to this Agreement, while a determination is made as to whether cause for termination exists.

(2)In the event this Agreement is terminated by the Company for cause, the provisions of Subsections 4.A.(1), 4.A.(2) and 4.A.(3) shall continue to apply for a period of twelve (12) months following the effective date of termination.
(3)In the event this Agreement is terminated by the Company for cause, the Employee’s entire right to salary and benefits hereunder (with the exception of salary and benefits accrued prior to termination) shall cease upon the effective date of termination.

C.Termination Without Cause by the Company or for Good Reason by the Employee.
(1)The Company shall have the right to terminate this Agreement without cause on ninety (90) days prior written notice to the Employee.
(2)The Employee shall have the right to terminate this Agreement for “Good Reason” on thirty (30) days’ prior written notice to the Company. For purposes of this Agreement, the words “for Good Reason” or “Good Reason” shall be limited to the following actions by the Company without the Employee’s express written consent: (a) the assignment to the Employee of any duties or responsibilities that results in a material diminution in the Employee’s position or function; provided, however, that a change in the Employee’s title or reporting relationships shall not provide the basis for a termination with good reason; (b) a relocation of the Employee’s business office to a location that is more than fifty (50) miles from the Company’s current New York City, New York location, except for required travel by the Employee on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations as of the Commencement Date; or (c) a material breach by the Company of any provision of this Agreement or any other material agreement between the Employee and the Company concerning the terms and conditions of the Employee’s employment. Such a termination by the Employee for Good Reason shall not be considered a resignation by the Employee pursuant to Subsection 5.D.(1) below.
(3)In the event this Agreement is terminated pursuant to Subsection 5.C.(1) or 5.C.(2) above, then upon the Employee’s “separation from service” with the Company (as such term is defined for purposes of Section 409A of the Code), the Company shall pay the Employee her then existing Base Salary and continue Employee’s benefits enumerated in Subsections 3.C.(3) and 3.C.(4) hereof (to the extent permitted by the Company’s insurance carriers) for a period of twelve (12) months commencing with the day following the effective date of the termination of Employee’s employment relationship with the Company; provided, however that the Company’s obligation to make such severance payments shall be mitigated if, and to the extent, of any earned income and benefits actually received by or for the account of the Employee from any alternative employment during such twelve (12) month period. If the Employee is a “specified employee” (as such term is defined for purposes of Section 409A of the Code), then no salary continuation payments shall be made under this paragraph until the date that is six (6) months after the Employee’s separation from service, and on such date the Employee shall receive a lump sum payment equal to the amount of salary continuation payments the Employee would have received during such six (6) months had she not been a specified employee.

Notwithstanding the foregoing, if this Agreement and the Employee’s employment relationship with the Company shall have been terminated pursuant to Section 5C(1) or (2) above, then, unless waived by the Company, the provisions of Section 4A(3) of this Agreement shall continue to apply.

D.	Resignation by the Employee.
(1)The Employee shall have the right to terminate this Agreement by way of resignation upon ninety (90) days’ prior written notice to the Company. A termination by the Employee for Good Reason pursuant to Subsection 5.C.(2) shall not be considered a resignation pursuant to this Subsection 5.D.(1).

(2)	In the event this Agreement is terminated pursuant to Subsection

5.D. (1), the provisions of Subsections 4.A. (1), 4.A.(2) and 4.A.(3) shall continue to apply for a period of twelve (12) months following the effective date of termination of Employee’s employment relationship with the Company.

(3)In the event this Agreement is terminated pursuant to Subsection 5.D.(1), the Employee’s entire right to salary and benefits hereunder shall cease at the effective date of the termination of the Employee’s employment relationship with the Company.
E.	Termination for Disability.
(1)Should the Employee be absent from work as a result of personal injury, sickness or other Disability, this Agreement and the Employee’s employment relationship with the Company may be terminated by the Company upon written notice given to the Employee. For purposes of this Agreement, the term “Disability” shall mean the Employee’s incapacity due to physical injury, sickness or mental illness that: (a) shall have prevented the Employee from performing her duties for the Company or any of its affiliates on a full-time basis for ninety (90) or more consecutive days or an aggregate of one hundred eighty (180) days in any 365-day period; or (b)(i) the Company determines, in compliance with applicable law, is likely to prevent the Employee from performing such duties for such periods of time, and (ii) thirty (30) days have elapsed since delivery to the Employee of the determination of the Company, and the Employee has not resumed such performance (in which case the date of termination in the case of a termination for “Disability” pursuant to this clause (b) shall be deemed to be the last day of such 30-day period).
(2)In the event this Agreement and the Employee's employment relationship with the Company are terminated pursuant to Subsection 5.E.(l) above, then, following such termination, the Employee shall continue to be entitled to benefits pursuant to Subsections 3.C.(3) and 3.C.(4) hereof, if any, (to the extent permitted by the Company's insurance carriers) for a period of ninety (90) days after the date of such termination, provided, however, that if Employee's employment relationship with the Company is terminated pursuant to Subsection 5.E.(l) above after the Company has established a disability plan or policy in which Employee participates, and Employee is eligible for post-termination benefits under such plan or policy, then Employee shall receive such post-termination benefits.
F.Termination Upon Death. If not earlier terminated, this Agreement shall terminate upon the death of the Employee and the Company shall have no further obligation to the Employee or the Employee’s estate except to pay the Employee’s estate (i) any Base Salary accrued but remaining unpaid prior to her death, (ii) any expenses accrued but remaining unpaid prior to the Employee’s death, (iii) any benefits accrued but remaining unpaid prior to the Employee’s death, and (iv) an amount in cash equal to three (3) months’ Base Salary.
G.	Termination Upon Change in Control.
(1)	For the purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(i)An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) other than in a “Non-Control Acquisition” (as defined below) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”)) which results in such Person first attaining “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty-one percent (51%) or more of the combined voting power of the Company’s then outstanding Voting Securities. For purposes of the foregoing, a “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (ii) the Company or any Subsidiary.
(ii)The individuals who, as of the date of this Agreement, were members of the Board (the “Incumbent Board”) cease for any reason to constitute at least 66 2/3% of the Board; provided, however, that if the election, or a nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least 66 2/3% of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of the proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or
(iii)The consummation of a transaction approved by the Company’s shareholders and involving: (1) a merger, consolidation or reorganization in which the Company is a constituent corporation, unless (i) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty-six and two-thirds percent (66-2/3%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization, (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least 66 2/3% of the members of the board of directors of the Surviving Corporation, and (iii) no Person other than (w) the Company, (x) any Subsidiary,

(y) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or (z) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifty-one percent (51%) or more of the then outstanding Voting Securities, has Beneficial Ownership of fifty-one percent (51%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a transaction described in clauses (i) and (ii) shall herein be referred to as a “Non- Control Transaction”); (2) a complete liquidation or dissolution of the Company; or (3) an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

(iv)Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of Beneficial Ownership held by any Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding Voting Securities as a result of a repurchase or other acquisition of Voting Securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall occur.
(2)The Employee shall have the right to terminate this Agreement, for any reason, on thirty (30) days’ written notice to the Company in the event of a Change in Control; provided, however, that such termination right must be exercised by the Employee within one (1) year following such Change in Control. Any termination of this Agreement by the Company within one (1) year following a Change in Control shall be deemed a termination by the Employee pursuant to the preceding sentence.
(3)In the event this Agreement is terminated by the Employee pursuant to Subsection 5.G.(2) for any reason, the Company shall provide the Employee the following benefits:
(i)Amount: In addition to all compensation for services rendered by Employee to the Company up to the date of termination, the Company shall pay to Employee, no later than the date of such termination, a single lump-sum payment in an amount equal to (i) six (6) times Employee’s highest monthly base compensation paid hereunder during the preceding twelve (12) month (or shorter) period, plus (ii) the Employee’s annual bonus received by the Employee during the preceding year.
(ii)Benefits: In addition to the payment described above, the Company shall continue to provide to Employee all benefits provided under Subsections 3.C.(3) and 3.C.(4) hereof (to the extent permitted by the Company’s insurance carriers) for a period of six (6) months after termination.
(iii)Acceleration of Options: All of the Employee’s outstanding options and/or equity awards shall become fully and immediately vested to the extent not already so provided under the terms of such options and equity awards. Notwithstanding any provisions of the Plan or stock option agreement pursuant to which any Options subject to the preceding sentence were granted, the Employee shall be entitled to exercise such Options until three years from the date of termination of employment or the expiration of the stated period of the Option, whichever period is the shorter.
(iv)Golden Parachute Payment Provisions: If any payment or benefit the Employee would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section

4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock options or equity awards; reduction of employee benefits. In the event that acceleration of vesting of stock option or equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s stock options or equity awards unless the Employee elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Employee within fifteen (15) calendar days after the date on which the Employee’s right to a Payment is triggered (if requested at that time by the Company or the Employee) or such other time as requested by the Company or the Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Employee.

H.COBRA. If the Company continues benefits for Employee and her dependents pursuant to Subsections 5.A, 5.C, 5.E, or 5.F, Employee and her dependents, as applicable, shall, upon the request of the Company, be required to elect to receive such continued coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and any analogous state law, and the Company’s provision of such continued coverage for all purposes shall be considered continuation coverage under COBRA and any analogous state law. In the event Employee is required to make an election pursuant to the preceding sentence, the Company will reimburse the Employee for her COBRA and any analogous state law costs incurred during the periods set forth in Subsection 5.A, 5.C, 5.E, or 5.F, as applicable, unless Employee becomes a full-time employee of another entity at which time such payments shall cease.

I.Return of Company Materials Upon Termination of Employment. All documents, Records, notebooks, models, prototypes or other tangible embodiments or repositories or evidence of Confidential Information or Inventions, and all copies of the foregoing (hereinafter referred to as “Materials”), which may at any time be acquired by or come into the possession of the Employee during the Employee’s employment hereunder are the sole and exclusive property of the Company. All Materials shall be surrendered to the Company, without demand therefore, prior to the last day of the Employee’s employment by the Company, or upon the request of the Company at any other time. In addition, upon the reasonable request of the Company at any time, the Employee shall prepare Materials accurately and adequately describing, setting forth or embodying any Confidential Information or Inventions or deliver the same to the Company in order to accomplish or complete the transfer thereof to the Company and the Employee shall be reimbursed by the Company for all of her reasonable out-of-pocket expenses incurred in so doing. The Employee further agrees, during or at any time prior to two (2) years after the last day of her employment by the Company without charge to execute all documents and to take all such other action as the Company may reasonably require, being reimbursed for all of the Employee’s reasonable out-of-pocket expenses in this connection, in order to assign to the Company any and all copyrights and reproduction rights to any Materials prepared by the Employee during and in connection with the Employee’s employment by the Company.
7.	MISCELLANEOUS.
A.Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, faxed or telecopied, sent by confirmed electronic mail, sent by internationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company, to:

Y-mAbs Therapeutics, Inc. 230 Park Avenue, Suite 3350 New York, New York 10169

Attention: – Claus Møller, CEO Telephone: +1 212-847-9841 Email: cm@ymabs.com with copies to:

Y-mAbs Therapeutics A/S Agern Allé 11

2970 Hørsholm, Denmark Attention: Sune Nyland, VP GC Telephone: +45 70 26 14 14

Email: SRN@ymabs.com

If to the Employee, to:Sue Smith

[***],

[***]Email: [xx]

All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by fax or telecopy, on the date of such delivery, (iii) in the case of delivery by electronic mail, on the date of delivery of the confirming electronic mail, (iv) in the case of delivery by internationally recognized overnight courier, on the second Business Day following the date when sent and (v) in the case of mailing, on the fifth Business Day following such mailing.

B.Disability. The Company acknowledges its obligations under state and federal law to provide reasonable accommodations to the Employee in the event of a disability, and nothing in this Agreement is intended to relieve the Company of that responsibility.

C.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and assigns, provided that neither Party shall assign any of its rights or privileges hereunder without the prior written consent of the other Party except that the Company may, without the prior written consent of the Employee, assign the Company’s rights hereunder, to a successor in ownership of all or substantially all the capital stock or assets of the Company.

D.Severability. Should any part or provision of this Agreement be held unenforceable by a court of competent jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding, unless such enforceability substantially impairs the benefit of the remaining portions of the Agreement.

E.Waiver. No failure or delay on the part of either Party in the exercise of any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or of any other right of privilege.

F.Captions. The captions used in this Agreement are for convenience only and are not to be used in interpreting the obligations of the Parties under this Agreement.

G.Choice of Law; Jurisdiction. The validity, construction and performance of this Agreement and the transactions to which it relates shall be governed by the laws of the State of New York, without regard to choice of laws. Each of the Parties hereto agrees to consent and submit to the jurisdiction of, and laying of venue in, the courts of the State of New York, New York County in any action or proceeding arising out of or relating to this agreement.

H.Entire Agreement. This Agreement and the applicable plans embody the entire understanding of the Parties as it relates to the subject matter contained herein and as such, supersedes any prior agreement or understanding between the Parties relating to the terms of employment of the Employee. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless in writing executed by the Parties.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

Y-MABS THERAPEUTICS, INC.

By: /s/ Claus Møller  Name: Dr. Claus Juan Møller San Pedro Title: Chief Executive Officer

EMPLOYEE

/s/ Sue Smith

Sue Smith

279865556 v4